Exhibit 10.26
PARTICIPATION AGREEMENT
FOR CHANGE IN CONTROL SEVERANCE PLAN
This Participation Agreement (the “Agreement”) is made and entered into by and between ___________ (the “Executive”) and Marriott Vacations Worldwide Corporation, a Delaware corporation (the “Company”), effective as of _____________, 2022 (the “Effective Date”).
RECITALS
A.Executive is a key member of the executive and management team of the Company.
B.The Company maintains the Marriott Vacations Worldwide Corporation Change in Control Severance Plan (the “Plan”), administered by the Compensation Policy Committee of the Company’s Board of Directors (“Committee”), to provide for specified severance benefits in connection with certain terminations of employment within two years following a Change in Control. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Plan.
C.The Company wishes to designate Executive as eligible to participate in the Plan.
In consideration of the mutual covenants herein contained, and in consideration of the continuing employment of Executive by the Company, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows.
1.Designation as Eligible to Participate in Plan. Subject to the terms of the Plan, the Committee hereby designates Executive as eligible to participate in the Plan. As such, Executive’s benefits (if any) under the Plan shall be determined pursuant to Section 2 of the Plan. Executive agrees that, for a period of two years following the Termination of his or her employment, he or she will not, in any manner, within the United States, Mexico, the Bahamas, or any other country where the Company owns, manages, operates, or develops resorts or is pursuing as of the date of termination the ownership, management, operation, development or acquisition of resorts, directly or indirectly engage in the business of timesharing or in any similarly competitive business, including without limitation quarter sharing or undivided interests. Directly or indirectly engaging in the business of timesharing shall include engaging in business as owner, partner or agent, or as employee, independent contractor, or consultant of any person, firm or legal entity engaged in such business, or in being interested directly or indirectly in any such business conducted by any person, firm, or legal entity.
2.Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. The terms of this Agreement and all of Executive’s rights hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

3.Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid, or by overnight carrier. Mailed notices to Executive shall be addressed to Executive at the home address which Executive most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of the Human Resources Department with a copy to the Law Department.
4.Miscellaneous Provisions.
(a)Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
(b)Entire Agreement. This Agreement and the Plan constitute the entire understanding between the parties with respect to the matters addressed herein, superseding all negotiations, prior discussions and agreements, written or oral, concerning such matters.
(c)Choice of Law. Except to the extent preempted by federal law, this Plan shall be governed and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws.
(d)Severability. If any term or provision of this Agreement or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining terms and provisions of this Agreement or the application of such terms and provisions to circumstances other than those as to which it is held invalid or unenforceable, and a suitable and equitable term or provision shall be substituted therefor to carry out, insofar as may be valid and enforceable, the intent and purpose of the invalid or unenforceable term or provision.
(e)No Assignment of Benefits. The rights of Executive to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this subsection shall be void, provided the Executive’s estate shall be entitled to receive any benefits that have become payable, but which have not been paid in accordance with Section 1 above.
(f)Non-solicitation. During the period beginning on the Effective Date and ending one year thereafter, Executive will not, on his or her own behalf or as a partner, officer, director, employee, agent, independent contractor, or consultant of any other person or entity, directly or indirectly, solicit or induce (or attempt to solicit or induce) any employee of the Company (or any of the Company’s subsidiaries or affiliates) to leave their employment with the Company (or any of the Company’s subsidiaries or affiliates) or to consider employment with any other person or entity.

(g)Employment Taxes. Any payments made pursuant to this Agreement will be reported on Form W-2 and shall be subject to withholding of applicable income and employment taxes.
(h)Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.
(i)Confidentiality of Agreement. Executive shall keep strictly confidential all the terms and conditions, including amounts, in this Agreement and shall not disclose them to any person other than the Executive’s spouse or domestic partner, the Executive’s legal or financial advisor, or governmental officials who seek such information in the course of their official duties, unless compelled by law to do so or to the extent previously publicly disclosed by the Company.
IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

MARRIOTT VACATIONS WORLDWIDE CORPORATION	EXECUTIVE

By:
Title:	Executive Signature

101214637.1

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